MADISON FUNDS
550 Science Drive
Madison, WI 53711
608-274-0300

January 15, 2016

BY EDGAR

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

RE:    Madison Funds (the "Trust"); File No. 811-08261
Form DEF-14A Filing

Dear Sir/Madam:
Filed herewith is the Definitive Proxy Statement (the "Proxy Statement") for the Trust's Investors Fund series.
Please contact me at 608-216-9109 should you have any comments or questions regarding the Proxy Statement.

Respectfully submitted,

/s/ Lisa R. Lange

Lisa R. Lange
Chief Legal Officer and Chief Compliance Officer

Enclosures